Exhibit 10.1

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

MGM MIRAGE

AND

POSTER FINANCIAL GROUP, INC.

DATED AS OF OCTOBER 24, 2003

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of October 24, 2003, is by and between MGM MIRAGE, a Delaware corporation (“Parent”), and Poster Financial Group, Inc., a Nevada corporation (“Purchaser”), subject to the provisions of Section 8.

WHEREAS, Purchaser, Parent, Mirage Resorts, Incorporated, a Nevada corporation (“Seller”), GNLV, CORP., a Nevada corporation (“GNLV”), GNL, CORP., a Nevada corporation (“GNL”), and Golden Nugget Experience, LLC, a Nevada limited liability company (“GNELLC”), are parties to that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of June 24, 2003, as amended from time to time, whereby, among other things, Purchaser is purchasing all the issued and outstanding Shares from Seller;

WHEREAS, the MGM Acquired Entities have used certain services provided by Parent and its subsidiaries and divisions (other than the MGM Acquired Entities, collectively, the “MGM Group”) under the terms of a Management Agreement in the case of (1) GNLV and GNELLC, effective as of January 1, 1985, by and between Golden Nugget, Inc. (the former name of Mirage Resorts, Incorporated) and GNLV (the “GNLV Management Agreement”), and (2) GNL, effective as of September 30, 1988, by and between Golden Nugget, Inc. (the former name of Mirage Resorts, Incorporated) and GNL (the “GNL Management Agreement” and together with the GNLV Management Agreement, the “Management Agreements”) or by third parties under contract to members of the MGM Group;

WHEREAS, the parties have recognized under Section 5.17 of the Purchase Agreement the existing operational interdependencies among the MGM Group, on the one hand, and the MGM Acquired Entities, on the other hand, and the parties have agreed that it would be appropriate and in their respective best interests that members of the MGM Group continue to provide those services to the MGM Acquired Entities for a transitional period, subject to the terms and conditions of this Agreement; and

WHEREAS, in connection with Section 5.17 of the Purchase Agreement and in light of the termination of the Management Agreements upon consummation of the Closing, Purchaser and the MGM Acquired Entities desire that the MGM Group provide, or cause to be provided, to the MGM Acquired Entities, and the MGM Group is willing to provide, or cause to be provided, to the MGM Acquired Entities, the transition services set forth in the Schedules attached hereto for a transitional period, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.                                       Agreement to Provide Transition Services.

1.1                                 Agreement.  Upon the terms and subject to the conditions contained in this Agreement, the MGM Group hereby agrees to provide, or cause to be provided, to the MGM Acquired Entities the Transition Services (as defined herein) upon consummation of the Closing and for the transition period with respect to the applicable Transition Service as set forth in Section 1.4(b) (each a “Transition Period”), and the MGM Acquired Entities agree to pay the Service Costs (as defined herein) for such Transition Services as set forth herein during the applicable Transition Period.

1.2                                 Transition Services.  In this Agreement, the term “Transition Services” shall mean and refer to the (a) Race and Sports Book Transition Services set forth on Schedule A attached hereto, (b) Retail and Inventory Management Transition Services set forth on Schedule B attached hereto, (c) Marketing Transition Services set forth on Schedule C attached hereto, (d) LaBrea Bakery Transition Services set forth on Schedule D attached hereto, (e) Horticulture Transition Services set forth on Schedule E attached hereto, (f) Information System Services Transition Services set forth on Schedule F attached hereto and (g) Customer Databases Transition Services set forth on Schedule G attached hereto (as such Schedules may be amended or modified from time to time as provided herein).

1.3                                 Additional Services.  The parties have each exerted their best efforts to identify each material service to be provided by the MGM Group to the MGM Acquired Entities during the Transition Period with respect to the applicable Transition Services as set forth in Section 1.4 and to address such services in this Agreement.  However, the parties acknowledge that there may be material services that they would have intended to be included that have inadvertently been omitted from this Agreement.  The parties agree to cooperate and negotiate in good faith using Commercially Reasonable Efforts in order to come to an agreement regarding the continued provision of such material services that have inadvertently been omitted from this Agreement, on terms that are acceptable to the parties.  Subject to compliance by the MGM Group with the preceding sentence, Purchaser and the MGM Acquired Entities acknowledge that they may not reach an acceptable arrangement with the MGM Group to provide any additional services.  Notwithstanding anything in this Section 1.3 to the contrary, the parties acknowledge and agree that they have previously discussed and considered the list of services set forth on Schedule H attached hereto and that none of such services were inadvertently omitted from the Schedules to this Agreement, and therefore, would not be eligible to be considered as “additional” services; provided that the foregoing shall not preclude the provision of any service listed on Schedule H attached hereto solely to the extent it is expressly included in the Transition Services.

1.4                                 Term of Agreement.

(a)                                  Unless terminated earlier pursuant to Section 1.5, this Agreement will terminate and be of no further force or effect immediately as of the time and date that the last remaining Transition Period with respect to the applicable Transition Service as set forth in Section 1.4(b), as any such Transition Period shall have either expired or been terminated or may have been extended pursuant to amendments hereto; provided that upon termination or expiration of this Agreement, (i) neither party shall be relieved of any liability for any breach or nonfulfillment of any provision of this Agreement and (ii) Section 2, Section 6, Section 7, Section 11.4, Section 11.5, Section 11.11, Section 11.12, Section 11.13, Section 11.18 and Section 11.19 shall survive any termination or expiration of this Agreement.

(b)                                 The Transition Period for Race and Sports Book Transition Services shall commence upon consummation of the Closing and shall expire, unless otherwise set forth in Schedule A, on the earlier to occur of (i) twelve (12) months from the Closing Date and (ii) termination by Purchaser.  The Transition Period for Retail and Inventory Management Transition Services shall commence upon consummation of the Closing and shall expire on the earlier to occur of (i) nine (9) months from the Closing Date and (ii) termination by Purchaser.  The Transition Period for Marketing Transition Services shall commence upon consummation of the Closing and shall expire upon the occurrence of a “Change of Control” under the terms of the indenture governing the senior secured notes issued as part of the Financing on or prior to the Closing Date.  The Transition Period for LaBrea Bakery Transition Services shall commence upon consummation of the Closing and shall expire on the earlier to occur of (i) nine (9) months from the Closing Date and (ii) termination by Purchaser.  The Transition Period for Horticulture Transition Services shall commence upon consummation of the Closing and shall expire on the earlier to occur of (i) nine (9) months from the Closing Date and (ii) termination by Purchaser.  The Transition Period for Information System Services Transition Services shall commence upon consummation of the Closing and shall expire in accordance with the terms set forth on Schedule F attached hereto.  The Transition Period for Customer Databases Transition Services shall commence upon consummation of the Closing and shall expire in accordance with the terms set forth on Schedule G attached hereto.

1.5                                 Termination or Phase-Out of Transition Services.

(a)                                  Purchaser and the MGM Acquired Entities shall have the unconditional right, in their sole and absolute discretion, to direct in writing that any or all (or any component service making up a part of a particular Transition Service) of the Transition Services be terminated effective on a date established by Purchaser or the MGM Acquired Entities (the “Early Termination”) that is (i) at least ten Business Days after the date Purchaser or the MGM Acquired Entities provided notice of Early Termination and (ii) prior to the termination date for such Transition Service specified for such Transition Service.  Any Early Termination shall be final, and the amounts payable by the MGM Acquired Entities hereunder with respect to such terminated Transition Service shall be appropriately prorated in accordance with Section 2.2.  Subject to compliance with subsection (i) above and the preceding sentence, Purchaser and the MGM Acquired Entities shall not be subject to any Liability or Loss for the Early Termination.  In the event one or more, but less than all, of the Transition Services (or any component service making up a part of a particular Transition Service) is terminated or phased-out, this Agreement will continue in full force and effect with respect to any of the Transition Services (or any component service making up a part of a particular Transition Service) not so discontinued, subject to the applicable Transition Period for such Transition Service.

(b)                                 This Agreement may be terminated as follows: (i) by either party immediately in the event the other party has been adjudicated bankrupt, has failed to vacate an involuntary bankruptcy or reorganization petition within sixty (60) days of the date of such filing, files such a petition on a voluntary basis, fails to vacate the appointment of a receiver or trustee for such party or for a substantial portion of its assets, makes an assignment for the benefit of such party’s creditors or ceases to do business as a going concern; (ii) by Purchaser and the MGM Acquired Entities upon written notice to Parent in the event that any member of the MGM Group breaches any material term of this Agreement if such member of the MGM Group fails to remedy such breach within the cure period set forth in Section 11.1; or (iii) by the MGM Group upon written notice to Purchaser in the event that Purchaser and/or the MGM Acquired Entities breaches any material term of this Agreement if Purchaser and/or the MGM Acquired Entities fails to remedy such breach within the cure period set forth in Section 11.1.

(c)                                  Each party acknowledges that each other party and their respective Affiliates are engaged in businesses that are or may be subject to and exist because of privileged licenses issued by Governmental Entities.  If any party or any parent, subsidiary or other Affiliate of any party is directed to cease doing business with any other party by any Governmental Entity, or if any party shall determine, in such party’s reasonable and informed judgment, that any other party or any of its officers, directors, key employees, agents or representatives (i) is or might be engaged in, or is about to be engaged in, any activity or (ii) was or is involved in any relationship, either of which would or does jeopardize any other party’s licenses, or those of a parent, subsidiary or other Affiliate, or if any such license is threatened to be or is denied, suspended or revoked, then this Agreement may be terminated by the affected party, without further liability to any other party upon written notice to the party causing such action to be taken; provided that the terminating party shall be entitled to receive all fees, credits and other amounts that have accrued or otherwise become due but are unpaid at the time of termination.

2.                                       Payment for Transition Services.

2.1                                 Service Costs.  In consideration for the MGM Group’s provision of the Transition Services, the MGM Acquired Entities (on a basis apportioned by Purchaser) shall, and Purchaser shall cause the MGM Acquired Entities to, reimburse the member of the MGM Group specified on the invoice due for the costs of providing the applicable Transition Service (the “Service Costs”).  The payment obligations of the MGM Acquired Entities to the MGM Group are joint and several, notwithstanding any apportionment by Purchaser.  The Service Costs shall be determined in accordance with the corresponding Schedule for such Transition Service; provided that in no event shall Service Costs include any cost, expense, fee, charge or other amount (a) with respect to any item, service, property or other matter for which the MGM Group is otherwise obligated to pay under the Purchase Agreement or (b) relating to any obligation, covenant or agreement of the MGM Group pursuant to the Purchase Agreement for which the MGM Group is obligated to pay under the Purchase Agreement.

2.2                                 Reimbursement of Service Costs.  Within twenty (20) days after the end of each calendar month during the Transition Period, Parent shall invoice Purchaser for Service Costs; provided that any non-bad faith failure of Parent to provide to Purchaser an invoice within said twenty (20) day period shall not waive Parent’s right to thereafter provide an invoice to Purchaser and Parent’s entitlement to receive payment in respect thereof in accordance with the terms of this Agreement.  Such invoices shall set forth in reasonable detail the Transition Services provided during such month and the Service Costs payable by the MGM Acquired Entities therefor.  All invoices shall be paid not later than thirty (30) calendar days following receipt by Purchaser of Parent’s invoice in accordance with the written instructions provided by Parent to Purchaser; provided that no such payment by Purchaser or any of the MGM Acquired Entities shall be deemed to be a waiver by Purchaser or any of the MGM Acquired Entities of its rights under Section 2.3.  Notwithstanding anything in this Section 2.2 to the contrary, (a) Parent shall invoice on a weekly basis GNLV and GNL for goods purchased for GNLV’s and GNL’s retail stores and delivered to the GNLV and GNL retail stores or the MGM Group corporate retail warehouse and (b) invoices for these amounts shall be paid not later than ten (10) calendar days following receipt by Purchaser of Parent’s invoice in accordance with the written instructions provided by Parent to Purchaser; provided that no such payment by Purchaser or any of the MGM Acquired Entities shall be deemed to be a waiver by Purchaser or any of the MGM Acquired Entities of its rights under Section 2.3.  In the event goods purchased for GNLV’s and GNL’s retail stores are delivered to the MGM Group corporate retail warehouse, unless instructed by management of GNLV or GNL, as the case may be, to the contrary, such goods shall be promptly delivered to the GNLV and GNL retail stores.  The amount of any Service Costs shall be prorated to the extent necessary on an invoice to reflect the portion of the specified time period for which Transition Services were actually rendered vis a vis the applicable billing cycle time period.  All amounts payable by Purchaser and the MGM Acquired Entities for the Transition Services rendered pursuant to this Agreement shall be remitted in United States dollars.

2.3                                 Audits; Objections.  The members of the MGM Group providing Transition Services shall keep records of the Transition Services provided by or on their behalf and supporting documentation of all costs incurred in providing, or causing to be provided, the Transition Services.  Subject to Section 11.13 and applicable Gaming Laws, Purchaser and the MGM Acquired Entities shall have the right, upon reasonable prior written notice and at Purchaser’s and the MGM Acquired Entities’ expense, to review the books and records of the MGM Group solely with respect to the MGM Group’s obligations under this Agreement and to confer with employees of the MGM Group responsible for providing or supervising the Transition Services to review the accuracy of any of the invoices provided to Purchaser hereunder (during regular business hours and without unreasonably disrupting the MGM Group’s normal operations).  In the event that Purchaser or any of the MGM Acquired Entities disputes any such invoice or the amount of any such remittances, Purchaser or any of the MGM Acquired Entities shall deliver a written statement describing the dispute to Parent within thirty (30) days following receipt of the disputed invoice.  The statement shall provide a reasonably detailed description of the disputed items.  Upon delivery of the written statement, Parent and Purchaser and the applicable MGM Acquired Entity shall cooperate and negotiate in good faith and use Commercially Reasonably Efforts to resolve such disputed charges.  If they are unable to resolve such disputed charges within thirty (30) days of delivery of the written statement, Purchaser or the applicable MGM Acquired Entity may elect, by written notice to Parent within ten (10) days following the end of such thirty (30) day period, to have an Independent Accounting Firm (selected in accordance with Section 2.5(b) of the Purchase Agreement) review all the supporting information of the MGM Group as may be reasonably requested by such Independent Accounting Firm to determine the correctness of the disputed charges.  The MGM Group shall give the Independent Accounting Firm access at all reasonable times to the books and records, employees and independent contractors of the MGM Group responsible for providing or supervising the Transition Services.  The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days of its selection and, in any case, as promptly as practicable after its selection.  The determination of the Independent Accounting Firm shall be conclusive and binding on the parties.  Any expenses relating to the engagement of the Independent Accounting Firm shall be paid by Purchaser and Parent in proportion to the percentage of the dollar value of the disputed items prevailed upon by each

Person.  Except as set forth in the previous sentence, each of Purchaser and Parent shall pay all advisors’ fees, charges and expenses incurred by such Person in connection with the dispute.  If Purchaser or the MGM Acquired Entities fails to make an election within the ten (10) day period following the end of such thirty (30) day period, the MGM Acquired Entities shall be liable for the full amount of such disputed notice.

3.                                       Service Standards; Disclaimer of Warranties; Scope of  Services.

(a)                                  Except as otherwise specified in this Agreement, as a general principle, the MGM Group shall, and shall cause its independent contractors to, perform, or cause to be performed, the Transition Services consistent with past practice.  Subject to the foregoing sentence and except as otherwise set forth in this Agreement, the MGM Group shall not be in breach of this Agreement or have any Liability of any nature whatsoever to Purchaser and the MGM Acquired Entities in connection with the performance of this Agreement, and Purchaser and the MGM Acquired Entities shall be solely responsible for all losses, damages, costs and expenses of whatever nature incurred by Purchaser and the MGM Acquired Entities in connection with the performance of this Agreement by the MGM Group, except to the extent that such losses, damages, costs and expenses are attributable to gross negligence, bad faith or willful misconduct on the part of the MGM Group or any of their respective directors, officers or employees.

(b)                                 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE OR GIVEN BY EITHER PARTY HEREUNDER, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY TRANSITION SERVICES PROVIDED HEREUNDER.

4.                                       Force Majeure.  Any delays in or failure of performance of the Transition Services shall not constitute a default hereunder if and to the extent such delay or failure of performance is caused by occurrences beyond the control of the member of the MGM Group providing such Transition Service.  Parent shall (a) promptly notify Purchaser and the applicable member of the MGM Acquired Entities in writing and furnish all relevant information concerning the event of force majeure, (b) use Commercially Reasonable Efforts to avoid or remove the cause of nonperformance, (c) cause members of the MGM Group to provide Transition Services to the MGM Acquired Entities at the same level they provide such services to their own business units or other members of the MGM Group, (d) assist the MGM Acquired Entities in finding third parties to provide affected Transition Services during the period of force majeure and (e) proceed to cause the MGM Group to perform their respective obligations promptly when such cause is removed.  The affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and the MGM Group shall have no liability to Purchaser and the applicable member of the MGM Acquired Entities in connection therewith other than by reason of breach or nonfulfillment of its covenants in this Section 4.

5.                                       Access.

(a)                                  Subject to Section 11.13, upon prior notice, Purchaser and the applicable member of the MGM Acquired Entities, on the one hand, and the MGM Group, on the other hand, shall make available to the other on a timely basis information and materials reasonably requested by the other to enable it to provide or receive any of the Transition Services.  Upon prior notice and subject to applicable Gaming Laws, employees and agents of the MGM Group and of Purchaser and the MGM Acquired Entities shall be given access to the premises of the other during regular business hours if reasonably necessary to provide or receive any of the Transition Services.  While on the premises of the other, the employees and agents of the visiting party shall abide by the rules and regulations of the hosting party.  The visiting party shall indemnify, defend and hold the hosting party harmless from and against any and all damages, losses, costs and expenses suffered or incurred by reason of damage to person or property caused by the gross negligence, bad faith or willful misconduct of its employees or agents while on the premises of the hosting party.

(b)                                 Subject to compliance with applicable Gaming Laws, at Purchaser’s request, Parent shall use Commercially Reasonable Efforts to provide Purchaser and the MGM Acquired Entities, shortly after such request, with access to Chris Nordling or his suitable designee of the MGM Group with responsibility for coordinating the Transition Services.  Subject to compliance with applicable Gaming Laws, at the MGM Group’s request, Purchaser shall provide the applicable member of the MGM Group, shortly after such request, with access to Joanne Beckett or her suitable designee of Purchaser with responsibility for coordinating the Transition Services.

6.                                       Assistance.  Parent agrees for a period of twenty-four (24) months from the Closing Date to use its Commercially Reasonable Efforts to cooperate with, and provide assistance to, Purchaser and the MGM Acquired Entities in negotiating Contracts for goods and services with third parties for which any member of the MGM Group had or has an ongoing commercial relationship.  Parent agrees that such assistance to Purchaser and the MGM Acquired Entities may include, among other arrangements, participating in group buying arrangements of any member of the MGM Group, access to volume discounts, rebates, special products, services or promotions and financing arrangements offered or provided to any member of the MGM Group and introductions to vendors and suppliers to any member of the MGM Group.  Parent agrees to use its Commercially Reasonable Efforts to cooperate with, and provide assistance to, the MGM Acquired Entities and Purchaser in negotiating Contracts for the purchase and/or upgrade of slot machines at GNLV and GNL.  Notwithstanding anything in this Agreement to the contrary, the obligations set forth in the preceding sentence of this Section 6 shall survive any termination of this Agreement or of any obligation to provide Transition Services and shall continue until such time as a “Change of Control” occurs under the terms of the indenture governing the senior secured notes issued as part of the Financing on or prior to the Closing Date.

7.                                       Indemnification.

(a)                                  The MGM Group shall, jointly and severally, defend and indemnify Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against,

any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to (i) the gross negligence, bad faith or willful misconduct of any member of the MGM Group or their respective directors, managers, officers or employees in providing the Transition Services, (ii) any breach of or inaccuracy in any representation, warranty, covenant, obligation or agreement on the part of any member of the MGM Group contained in this Agreement and (iii) nonfulfillment of or failure to perform any covenant, obligation or agreement on the part of any member of the MGM Group contained in this Agreement.

(b)                                 Purchaser Indemnifying Parties shall, jointly and severally, defend and indemnify the MGM Group in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to (i) the gross negligence, bad faith or willful misconduct of Purchaser or any of the MGM Acquired Entities or their respective directors, managers, officers or employees in connection with the Transition Services, (ii) any breach of or inaccuracy in any representation, warranty, covenant, obligation or agreement on the part of Purchaser or any of the MGM Acquired Entities contained in this Agreement, (iii) nonfulfillment of or failure to perform any covenant, obligation or agreement on the part of Purchaser or any of the MGM Acquired Entities contained in this Agreement and (iv) any direction or instruction provided after the Closing by the management of Purchaser, GNLV or GNL to an MGM Group employee providing Transition Services to GNLV or GNL, as the case may be, that causes such MGM Group employee to take any action, or fail to take any action, which results in any member of the MGM Group incurring Liability other than amounts that would be reimbursable under the terms of this Agreement, but for this Section 7(b)(iv).

(c)                                  Notwithstanding any other provision of this Agreement, neither party shall be liable for lost profit, lost revenue or any other form of indirect, incidental, special, consequential or punitive damages, even if that party has been informed of the possibility of such damages.

8.                                       Applicability to other Persons.

(a)                                  Parent shall cause the members of the MGM Group to comply with this Agreement and to perform their respective obligations hereunder for the benefit of MGM Acquired Entities, and Parent agrees that this Agreement shall be binding on the members of the MGM Group.  From time to time after  consummation of the Closing, Parent may change which member(s) of the MGM Group or independent contractor(s) provide Transition Services hereunder; provided that such change shall not affect the MGM Group’s obligations to provide the Transition Services set forth herein in the manner prescribed herein.

(b)                                 From and after the Closing, Purchaser shall cause the MGM Acquired Entities to comply with this Agreement and to perform their respective obligations hereunder for the benefit of the MGM Group and Purchaser agrees that this Agreement shall be binding on the MGM Acquired Entities.

9.                                       MGM Group Representations and Warranties.

(a)                                  Authority.  Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions that are contemplated by this Agreement and to perform its obligations hereunder and to cause the members of the MGM Group to perform their respective obligations hereunder.  The execution and delivery of this Agreement by Parent and the performance by the MGM Group of their respective obligations hereunder have been duly authorized by all necessary corporate action on the part of the MGM Group.  No corporate or other act or proceeding on the part of any member of the MGM Group, is necessary to authorize, execute, deliver and perform their respective obligations hereunder.  This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding obligation of Purchaser, constitutes the valid and binding obligation of the MGM Group, enforceable against the MGM Group in accordance with its terms.

(b)                                 No Conflict.  The execution and delivery of this Agreement by Parent does not, and the performance by the members of the MGM Group of their respective obligations hereunder will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational and governing documents of each member of the MGM Group, (ii) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any notice, consent, approval or waiver under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract, permit or obligation to which any member of the MGM Group is a party or by which any member of the MGM Group or any of their respective assets or properties is bound or (iii) conflict with or violate any Law or Governmental Order applicable to any member of the MGM Group or any of their respective assets or properties.

(c)                                  Required Filings and Consents.  Except for any Governmental Approvals related to, or arising out of, compliance with Gaming Laws and Gaming Licenses, no Governmental Approval, or consent, approval, authorization or action by, notice to, filing with, or waiver from, any Person is required in connection with the execution and delivery of this Agreement by Parent and the performance by the MGM Group of their respective obligations hereunder that has not already been obtained by Parent or on behalf of the MGM Group and, as so obtained, each is in full force and effect and has not been modified or revoked.

10.                                 Purchaser Representations and Warranties.

(a)                                  Authority.  Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions that are contemplated by this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Purchaser.  No corporate act or proceeding on the part of Purchaser, is necessary to authorize, execute, deliver and perform its obligations hereunder.  This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement constitutes the valid and binding obligation of the MGM Group, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(b)                                 No Conflict.  The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations hereunder will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Purchaser, (ii) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any notice, consent, approval or waiver under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract, permit or obligation to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or (iii) conflict with or violate any Law or Governmental Order applicable to Purchaser or any of its assets or properties.

(c)                                  Required Filings and Consents.  Except for (i) any Governmental Approvals related to, or arising out of, compliance with Gaming Laws and Gaming Licenses and (ii) matters under the Commitment Letter (as may be amended or replaced), no Governmental Approval, or consent, approval, authorization or action by, notice to, filing with, or waiver from, any Person is required in connection with the execution, delivery and performance of this Agreement by Purchaser that has not already been obtained by Purchaser and, as so obtained, each is in full force and effect and has not been modified or revoked.

11.                                 General Provisions.

11.1                           Notice of Breach.  In the event of a material breach of this Agreement by a member of the MGM Group, on the one hand, or Purchaser or any of the MGM Acquired Entities, on the other hand, the Person claiming the breach shall give notice of such breach in accordance with Section 11.2 hereof, which failing Person shall have ten (10) calendar days to cure such breach, except as otherwise provided in this Agreement or unless such breach is not capable of being cured within such ten (10) day period.  In the event of cure within such ten (10) day period, such notice of breach shall be deemed rescinded.

11.2                           Notices.  All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement shall be in writing and shall be given by hand delivery, certified or registered mail, return receipt requested, facsimile or next-Business Day courier to the affected party at the address and facsimile number set forth below, except as otherwise required in the Schedules attached hereto.  Such notices shall be deemed given: at the time personally delivered, if delivered by hand with receipt acknowledged; at the time received, if sent by certified or registered mail; upon issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error and confirmed telephonically, if sent by facsimile; and the first Business Day after timely delivery to the courier, if sent by next-Business Day courier specifying next-Business Day delivery.

(a) if to a member of the MGM Group, to:

MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention:	James J. Murren, President,
Chief Financial Officer and Treasurer
Gary N. Jacobs, Executive Vice President,
General Counsel and Secretary
Facsimile No.: (702) 693-7628

with a copy (which shall not constitute notice) to:

Christensen, Miller, Fink, Jacobs, Glaser,
Weil & Shapiro, LLP
10250 Constellation Boulevard
Nineteenth Floor
Los Angeles, California 90067
Attention: Janet McCloud, Esq.
Facsimile No.: (310) 556-2920

(b) if to Purchaser or an MGM Acquired Entity, to:

Poster Financial Group, Inc.
129 East Fremont Street
Las Vegas, Nevada 89101
Attention:	Timothy Poster, Chairman
and Chief Executive Officer
Thomas Breitling, President, Treasurer and
Secretary
Joanne Beckett, Vice President, General Counsel
and Secretary (with effect from and after
consummation of the Closing)
Facsimile No.: (702) 382-9092

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Attention:	Wallace L. Schwartz, Esq. ,
Howard L. Ellin, Esq.
Facsimile No.: (212) 735-2000

11.3                           Assignment; Successors and Assigns.

(a)                                  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any member of the MGM Group (whether by operation of Law or otherwise) without the prior written consent of Purchaser, except that the foregoing shall not prohibit the MGM Group from undertaking one or more internal corporate reorganizations; provided that any Person created or whose form of existence is modified or changed as a result thereof shall be deemed to be a member of the MGM Group for purposes of this Agreement and its predecessor (if applicable) shall not be relieved from Liability hereunder without the written consent of Purchaser, which consent will not be unreasonably withheld or delayed.  Purchaser and the MGM Acquired Entities acknowledge that the MGM Group may retain independent contractors to assist in providing the Transition Services so long as the MGM Group exercises the same degree of care in their selection and retention as the MGM Group uses in selecting and retaining its own independent contractors.

(b)                                 Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by Purchaser, and, from after consummation of the Closing, the MGM Acquired Entities (whether by operation of Law or otherwise), without the prior written consent of Parent.

(c)                                  Any attempted assignment or delegation in contravention hereof shall be null and void.  Subject to the provisions of this Section 11.3, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

11.4                           No Third-Party Beneficiaries.  Except for (a) Persons entitled to indemnification under Section 7, (b) the MGM Acquired Entities and (c) the provisions of Section 11.19, this Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties and such permitted successors and assigns, any legal or equitable rights hereunder.

11.5                           Remedies.  Nothing contained herein shall be deemed to be a limitation on any remedies that may be available to any party under the Purchase Agreement.

11.6                           Interpretation; Definitions.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  When a reference is made in this Agreement to Sections, subsections, Schedules or Attachments, such reference shall be to a Section or subsection of, or a Schedule or Attachment to, this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement and not to any particular Section or subsection in which such words appear.  References to “party” or “parties” are to the parties to this Agreement and when the context requires “party” or “parties” shall also refer to members of the MGM Group and the MGM Acquired Entities.  The use of any forms of orders, acknowledgments or invoices to document transactions under this Agreement shall be for the convenience of the parties and no such form shall be deemed to amend, supersede, supplement or waive any of the terms or conditions of this Agreement.  No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision, condition, right or remedy of this Agreement.  Any consent given by any party pursuant to this Agreement shall be valid only if contained in a written instrument signed by such party.  Nothing in this Agreement shall be construed as an assignment or license of any intellectual or other property right of any party.  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  Except as otherwise noted in this Agreement, capitalized terms used but not defined in this Agreement shall have the meanings ascribed thereto in the Purchase Agreement.

11.7                           Time of the Essence.  Time is of the essence in performing the obligations under this Agreement.

11.8                           Amendments.  This Agreement may not be amended or modified by the parties except by an instrument in writing signed by each of the parties.

11.9                           Counterparts.  This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

11.10                     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to the MGM Group, taken as a whole, on the one hand, and Purchaser and the MGM Acquired Entities, taken as a whole, on the other hand.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall cooperate and negotiate in good faith and use Commercially Reasonable Efforts in order to come to an agreement to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.11                     Governing Law.  This Agreement shall be governed and construed in accordance with the Laws applicable to contracts made and to be performed entirely in the State of Nevada, without regard to any applicable conflicts of Law, except to the extent the mandatory provisions of the Gaming Laws apply.

11.12                     Consent to Jurisdiction and Venue.  The parties irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Nevada or any court of the State of Nevada located in Clark County in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such a Nevada court; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 11.12 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Nevada other than for such purpose.  Each of the parties hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a Nevada court.  Each of the parties further irrevocably waives and agrees not to plead or claim that any such action, suit or proceeding brought in such a Nevada court has been brought in an inconvenient forum.

11.13                     Confidentiality Covenants.

(a)                                  Obligations.  The MGM Group, on the one hand, and Purchaser and from and after consummation of the Closing, the MGM Acquired Entities, on the other hand, shall keep confidential and shall not cause or permit the disclosure to any third party of any confidential information disclosed by any of such Persons pursuant to this Agreement.  The MGM Group shall disclose Purchaser’s and from and after consummation of the Closing, the MGM Acquired Entities’ confidential information only to those Persons who require such information for the purpose of performing the Transition Services (and who agree to keep such information confidential and not to disclose or permit the disclosure to any third party of any confidential information with such agreement made to and for the benefit of Purchaser and the MGM Acquired Entities) and shall use such information solely for the purpose of performing their respective obligations under this Agreement.  The parties are not required to mark or otherwise designate information as “confidential information” or “confidential” in order to receive the benefits of this Section 11.13(a).  Confidential information may include business plans, financial information, operational information, formulas, production processes, Lists, research, marketing and sales information.  Said confidentiality requirement shall not apply to any information that (i) has entered into the public domain through no wrongful act or breach of any obligation of confidentiality on the receiving party’s or any third party’s part, (ii) was in the lawful knowledge and possession of, or was independently developed by, the receiving party prior to the time it was disclosed to, or learned by, the receiving party as evidenced by written records kept in the ordinary course of business by the receiving party, (iii) was rightfully received from a third party not in violation of any contractual, legal or fiduciary obligation of such third party or (iv) was approved for release by written authorization by the party having the sole right to publicly disseminate such information.

(b)                                 Compelled Disclosure.  In the event that a party is required by Law, court order or stock exchange or quotation rules to disclose any confidential information of the other party, that party shall (i) notify the other party in writing as soon as possible, unless it is otherwise affirmatively prohibited by Law, court order or stock exchange or quotation rules from notifying the other party, (ii) cooperate with the other party to preserve the confidentiality of such confidential information consistent with applicable Law, court order or stock exchange or quotation rules and (iii) use its Commercially Reasonable Efforts to limit any such disclosure to the minimum disclosure necessary to comply with such Law, court order or stock exchange or quotation rules.

(c)                                  Confidential Treatment Request.  The parties agree to cooperate and use their respective Commercially Reasonable Efforts in obtaining “confidential treatment” for any filings (including exhibits thereto) to be made under the rules and regulations of the Securities and Exchange Commission, including under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that would otherwise contain or reference information describing the detailed services making up each Transition Service and associated pricing, service level and service credit information contained in this Agreement.  The scope of the “confidential treatment” request would be limited to information describing the detailed services making up each Transition Service and associated pricing, service level and service credit information contained in this Agreement.

11.14                     Entire Agreement.  This Agreement together with the Schedules and Attachments annexed hereto contain the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written or oral, among the parties with respect to the subject matter hereof.  All the Schedules and Attachments annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  All references to this Agreement shall be construed to mean the Agreement together with the Schedules and Attachments annexed hereto.  In the event of any conflict or inconsistency between the provisions of this Agreement (without considering the Schedules and Attachments annexed hereto solely for purposes of this sentence) and the provisions of the Schedules and Attachments annexed hereto, the provisions of the Schedules and Attachments annexed hereto shall govern and control.  In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Purchase Agreement (including Schedule 5.17 to the Purchase Agreement), the provisions of this Agreement shall govern and control.

11.15                     Relationship of the Parties.  In carrying out its obligations under this Agreement, each member of the MGM Group is acting independently and as an independent contractor with full power, authority and responsibility to select the means, methods and manner of performance of the Transition Services.  The member of the MGM Group providing Transition Services to the MGM Acquired Entities shall make all staffing decisions and be solely responsible for the payment of compensation and benefits to its employees and independent contractors and payments or withholdings to Governmental Authorities relating to its employees and independent contractors.  The immediately preceding sentence shall not affect the obligations of GNLV and GNL to reimburse the MGM Group for MGM Group employee-related expenses relating to Transition Services as specifically provided for in this Agreement.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership or joint venture relationship among the parties.  No party shall have the authority to contract for or assume obligations of any kind in the name of any other party without that other party’s prior written consent.

11.16                     Further Assurances.  In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties will use its Commercially Reasonable Efforts to (a) execute and deliver, or cause the execution and delivery of, such further instruments and documents and take, or cause to be taken, such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements or otherwise to provide the Transition Services.

11.17                     Specific Performance.  The parties agree that if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist, and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity, without the requirement of the posting of any bond or security.

11.18                     Property Rights.  Except as otherwise contemplated by this Agreement, any books, records, data, files, software, input materials or other information owned by any member of the MGM Group, on the one hand, or Purchaser or any of the MGM Acquired Entities, on the other hand, that is provided to another Person pursuant to this Agreement shall be deemed to remain the property of the Person providing the same.

11.19                     Limitation of Liability.  The parties acknowledge that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Agreement.  The parties further acknowledge that neither Mr. Kerkorian nor Tracinda Corporation shall have any Liability whatsoever with respect to this Agreement.  Accordingly, the parties hereby agree that in the event (a) there is any alleged breach or default or breach or default by any party under this Agreement or (b) any party has or may have any claim arising from or relating to the terms of this Agreement, no party shall commence any proceedings or otherwise seek to impose any Liability whatsoever against Mr. Kerkorian or Tracinda Corporation by reason of such alleged breach, default or claim.

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IN WITNESS WHEREOF, an authorized representative of each of the parties has duly executed this Agreement as of the date first written above.

MGM MIRAGE

By:	/s/ BRYAN L. WRIGHT
	Name:	Bryan L. Wright
	Title:	Vice President – Assistant General Counsel

POSTER FINANCIAL GROUP, INC.

By:	/s/ TIMOTHY POSTER
	Name:	Timothy Poster
	Title:	Chairman and Chief Executive Officer

[Signature Page to Transition Services Agreement]